Exhibit 10.219

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED

LONG-TERM INCENTIVE PLAN AND DIRECTOR EQUITY PLAN

The Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan adopted by the Board of Directors of Dollar Thrifty Automotive Group, Inc. (“DTAG”) on December 9, 2008 and originally adopted by the stockholders of DTAG on May 20, 2005 (the “Plan”), is hereby amended as follows effective March 31, 2009:

1.	By deleting Section 18(b) in its entirety and replacing it with the following:

“(b) The Board will not, without the further approval of the Shareholders of the Company, authorize the amendment of any Option Right or Appreciation Right to reduce the Option Price or the Base Price, respectively. Furthermore, no Option Right or Appreciation Right will be cancelled and replaced with cash or awards having a lower Option Price or Base Price, as applicable, without further approval of the Shareholders of the Company. This Section 18(b) is intended to prohibit the re-pricing of “underwater” Option Rights and/or Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of the Plan.”

2.	By deleting the first sentence of Section 18(h) and replacing it with the following:

“(h) The Board may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, subject to the restrictions set forth in Section 12 and Section 18(b) above, and no amendment shall impair the rights of any holder without his or her consent.”

This First Amendment (the “First Amendment”) was approved by the Board of Directors of DTAG effective March 31, 2009.